Exhibit 16.1

December 20, 2010

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

Re: AlphaRx, Inc.
File No. 000-030813

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of AlphaRx, Inc. and are in agreement with the statements contained in "Changes in Registrant's Certifying Accountant". We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ SCHWARTZ LEVITSKY FELDMAN LLP